UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 10, 2013

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Second Street, P.O. Box 393, St. Mary’s, West Virginia 26170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On April 10, 2013, the Audit Committee of Trans Energy, Inc. (the “Company”)’s Board of Directors concluded that due to the error and failure of recognizing certain puttable warrants as derivative liabilities as described below, the Company’s previously issued unaudited consolidated financial statements as of, and the periods ended June 30, 2012 and September 30, 2012 should no longer be relied upon.

The Company has identified a historical accounting error related to certain puttable warrants issued in conjunction with a credit agreement (the “ASD Credit Agreement”) that the Company’s wholly owned subsidiary, American Shale Development, Inc. (“American Shale” or “ASD”) entered into, on February 29, 2012. The ASD Credit Agreement includes financing from several banks and other financial institutions, and Chambers Energy Management, LP, as administrative agent (“Chambers”).

For participation in the ASD Credit Agreement, American Shale, for and in consideration of $2 million, entered into a Warrant Agreement (“Warrant”) with Chambers. The Warrant provides Chambers the option to purchase up to 19.5% of the common shares of ASD at an exercise price of $5,137,000 for a period of three years ending on February 28, 2015. The Warrant also includes a feature under which Chambers has the option (the “Put Option”), at its sole discretion, to put (i.e., sell) the Warrant back to the Company at the three year anniversary date (if not earlier due to other factors), in return for a cash payment equal to the excess of i) the fair market value of an ASD common share over ii) the Warrant strike price of $263.44. In addition, the Warrant strike price will be reduced to equal the offering price of any common shares subsequently sold below $263.44 (the “Down-Round Provision”).

The Company initially reported the cash consideration of $2 million received for issuing the Warrant as Additional Paid in Capital (“APIC”) within Stockholders’ Equity in the Quarterly Reports on Form 10-Q previously filed for the periods ended June 30, 2012 and September 30, 2012, respectively.

However, upon further analysis, the Company has determined that the Put Option and Down-Round Provision result in the Warrants qualifying as derivative liabilities, rather than equity instruments. As such, the Company should have recorded the $2 million in cash consideration paid by Chambers, which represents the fair value of the Warrant on the issuance date, as a warrant derivative liability (rather than APIC). Subsequent to the issuance, the warrant liability should be recorded at fair value at each reporting date, with changes in such fair value being recorded through other income (expense) on the Company’s Statement of Operations.

The aforementioned accounting error represents non-cash item which resulted in the understatement of warrant derivative liabilities of $1.2 million and the overstatement of stockholders’ equity of $2 million as of, and for both periods ended June 30, 2012 and September 30, 2012. In addition, it resulted in the understatement of other income of $0.8 million for both three and six months ended June 30, 2012, and for six and nine months ended September 30, 2012. The Company will include such corrections in its restated financial statements.

Management has determined that, as a result of the error described above, management’s previous conclusions regarding the effectiveness of the Company’s disclosure controls and procedures as of June 30, 2012, and September 30, 2012 need to be modified. The Company will provide management’s modified conclusions in the restated interim financial statements.

The Company intends to correct the effect of the accounting errors described above by amending the previously filed the Form 10-Q for the periods ended June 30, 2012 and September 30, 2012.

As part of the consideration of the above described accounting errors, the Company has and will continue to assess the underlying internal control deficiency or deficiencies that allowed these errors go undetected. As a result of its ongoing review of its controls and procedures, the Company has determined that the accounting errors resulted from a material weakness in its internal control over financial reporting related to the controls and procedures for derivative accounting. The Company has instituted and will continue to institute steps to remediate the material weakness and will continue to implement additional procedures with respect to the review of derivative accounting.

The Audit Committee of the Company’s Board of Directors has discussed the matters disclosed in this Item 4.02(a) filed on Form 8-K with the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: April 15, 2013	By	/s/ John S. Tumis
John S. Tumis
Chief Financial Officer